Filed pursuant to Rule 424(b)(3)
Registration Number 333-184054

Prospectus Supplement No. 5
(To the Prospectus dated September 25, 2012)

43,508,820 Shares of

Class A Common Stock

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This Prospectus Supplement supplements the prospectus dated September 25, 2012, as previously supplemented (the “Prospectus”), relating to the offering of up to 43,508,820 shares of Class A common stock (including, shares of Class A common stock issuable upon conversion of shares of Class B non-voting common stock) of National Bank Holdings Corporation by the selling stockholders identified in the Prospectus. This Prospectus Supplement should be read in conjunction with the Prospectus which is to be delivered with this Prospectus Supplement. If there is any inconsistency between the information in the Prospectus and this Prospectus Supplement, you should rely on the information in this Prospectus Supplement.

INVESTING IN OUR COMMON STOCK INVOLVES RISK. SEE “RISK FACTORS” BEGINNING ON PAGE 16 OF THE PROSPECTUS.

This Prospectus Supplement is filed for the purpose of including in the Prospectus the information contained in the attached current report on Form 8-K, which was filed with the Securities and Exchange Commission on October 1, 2013.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Prospectus Supplement (or the Prospectus, including any supplements or amendments thereto). Any representation to the contrary is a criminal offense.

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The date of this Prospectus Supplement is October 1, 2013.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 30, 2013

NATIONAL BANK HOLDINGS CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	001-35654	27-0563799
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7800 East Orchard Road, Suite 300, Greenwood Village, Colorado 80111
(Address of principal executive offices) (Zip Code)

720-529-3336
(Registrant’s telephone, including area code)

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
[ ] Written Communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05. Costs Associated With Exit or Disposal Activities.
On September 30, 2013, National Bank Holdings Corporation (“NBHC”) informed its associates of its plan to exit 32 limited-service retirement center locations (acquired in its 2010 purchase of Hillcrest Bank) and four banking centers in Northern California (acquired in its 2011 purchase of Community Banks of Colorado). NBHC plans to integrate its limited-service retirement center locations into its full-service banking center network. These actions are a result of NBHC’s decision to streamline its focus on serving its clients through full-service banking centers across its core geography of Colorado, Kansas, Missouri and Texas, as well as through online and mobile banking channels. The affected centers are expected to close by December 31, 2013.
The estimated total amount of expense to be incurred in connection with these closures in the third quarter of 2013 is approximately $3.4 million, including approximately $3.3 million related to facilities expense. Approximately $2.5 million of the facilities expense relates to valuation adjustments to banking center properties and fixed assets, and approximately $0.8 million of the facilities expense relates to lease costs. No additional material charges or future cash expenditures are expected at this time.
As of June 30, 2013, the impacted centers had $0.2 million loans outstanding, the limited-service retirement center locations had $97.5 million in total deposits and the California banking centers had $66.7 million in total deposits. NBHC anticipates annualized expense savings of approximately $2.4 million as a result of the closures.
The press release set forth in Exhibit 99.1 is incorporated herein by reference.
Item 2.06. Material Impairments.
The information contained in Item 2.05 above relating to asset impairment charges is incorporated into this Item 2.06 by reference.
Item 9.01. Financial Statements and Exhibits.

Exhibit No.	Description of Exhibit
99.1	Press release, dated September 30, 2013.

Forward Looking Statements
This report contains forward-looking statements. Any statements about NBHC’s expectations, beliefs, plans, predictions, forecasts, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. These statements are only predictions and involve estimates, known and unknown risks, assumptions and uncertainties. NBHC’s actual results could differ materially from those expressed in or contemplated by such forward-looking statements as a result of a variety of factors, including NBHC’s ability to complete the integration of the retirement center locations and the exit of the California banking centers on the anticipated timeline and at the expected cost and the factors that are more fully described in NBHC’s filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on such statements. Any forward-looking statement speaks only as of the date on which it is made, and NBHC undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events or circumstances, except as required by applicable law.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

National Bank Holdings Corporation
Date: October 1, 2013	By:	/s/ Zsolt K. Besskó
Name: Zsolt K. Besskó Title: Chief Administrative Officer & General Counsel